Exhibit 10.1

[KLA-Tencor Letterhead]

Option Grant

To:	Outside Board of Director Member
Date:	[ ]

We are pleased to inform you that in accordance with the terms of the “1998 Outside Director Option Plan” you have been granted Non-Qualified Stock Option, number XXXXXX, in the amount of 2,500 shares of KLA-Tencor Corporation common stock at $XX.XX per share. The date of grant of the option is [    ].

100% of the shares under this option are fully vested and are exercisable on [    ].

The option will expire on [    ]. Any vested options not exercised on or prior to the expiration date shall expire and may not be exercised. These options will remain exercisable for 30 days from the date you terminate as a Board Member of the company. The grant of the Option and the issuance of Shares upon exercise of the Option are subject to compliance with all of the applicable requirements of all federal, state, local, or other laws or regulations with respect to such options.

For the other terms and conditions relating to your stock option, please see the 1998 Outside Director Option Plan Document as previously furnished.

Your Option may not be amended orally. It can only be amended by means of a written or electronically transmitted agreement between you and the company. Questions should be directed to Tracy Laboy at (408) 875-7131

THIS MEMO IS YOUR OFFICIAL NOTIFICATION OF THIS STOCK GRANT. NO ADDITIONAL DOCUMENTATION WILL BE SENT TO YOU CONCERNING THIS GRANT.